ALICO HIRES PRESIDENT AND CHIEF OPERATING OFFICER

LaBelle, FL, March 15, 2006---Alico, Inc. (NASDAQ:ALCO), a leading landholder and one of the South’s best known agribusiness companies, is pleased to announce it has hired Dr. Dan L. Gunter as its President and Chief Operating Officer.

Dr. Gunter has extensive senior leadership experience in the citrus industry, including his most recent position as Executive Director of the Florida Department of Citrus. From 1992 through 2000, Dr. Gunter served as an officer in various executive positions for Vitality Beverages, Inc., with a focus on sales and marketing management, as well as specific operating P&L responsibilities. He has also held the positions of Assistant and Associate Professor in the Food and Resource Economics department at the University of Florida. He holds a Masters degree in Business Management from the University of Arkansas, as well as a Ph.D. in Agricultural Economics from the University of Tennessee.

Dr. Gunter will join the company effective April 17, 2006 and will report to John R. Alexander, Chairman and Chief Executive Officer. According to Mr. Alexander, “We are pleased with the knowledge, leadership and management experience of Dr. Gunter, who we believe will help Alico strategically fulfill its evolving mission and vision. Perhaps more importantly, his management and oversight of our agribusiness operations will enable me to better focus on managing Alico’s real estate assets and building our internal real estate expertise.”

About Alico, Inc.

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land located in Collier, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact: John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.